AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT, dated as of July 22, 2015.

BETWEEN:

Bitcoin Shop, Inc., a Nevada corporation, having its office 1901 N Moore St, Suite 700 Arlington, VA 22209 (“Bitcoin”)

AND:

Bitcoin Shop Merger Sub, Inc., a Nevada corporation, having its office at 295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449 (“Merger Sub”)

WHEREAS:

A. Merger Sub is the wholly-owned subsidiary of Bitcoin;

B. The board of directors of Merger Sub and Bitcoin deem it advisable and in the best interests of their respective companies and shareholders that Merger Sub be merged with and into Bitcoin, with Bitcoin remaining as the surviving corporation under the name “BTCS Inc.”;

C. The board of directors of Merger Sub have approved the plan of merger embodied in this Agreement; and

D. The board of directors of Bitcoin have approved the plan of merger embodied in this Agreement.

THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto do hereby agree to merge on the terms and conditions herein provided, as follows:

1. the merger

1.1 The Merger

Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Merger Sub shall be merged with and into Bitcoin in accordance with the applicable laws of the State of Nevada (the “Merger”). The separate existence of Merger Sub shall cease, and Bitcoin shall be the surviving corporation under the name “[____________________]” (the “Surviving Corporation”) and shall be governed by the laws of the State of Nevada.

1.2  Effective Date

The Merger shall become effective on July 21, 2015 or such later date and time (the “Effective Date”) that:

(a)	the Articles of Merger, in substantially the form annexed hereto as Appendix A, that the parties hereto intend to deliver to the Secretary of State of the State of Nevada, are accepted and declared effective by the Secretary of State of the State of Nevada; and

(b)	after satisfaction of the requirements of the laws of the State of Nevada.

1.3 Articles of Incorporation

On the Effective Date, the Articles of Incorporation of Bitcoin, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation except that Article 1 of the Articles of Incorporation of Bitcoin, as the Surviving Corporation, shall be amended to state that the name of the corporation is “[____________________]”

1.4 Bylaws

On the Effective Date, the Bylaws of Bitcoin, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.5 Directors and Officers

The directors and officers of Bitcoin immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2. conversion of shares

2.1 Common Stock of Bitcoin

Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Bitcoin, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall be changed and converted into one fully paid and non-assessable share of the common stock of the Surviving Corporation, par value of $0.001 per share (the “Survivor Stock”).

2.2 Common Stock of Merger Sub

Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall be cancelled.

2.3 Exchange of Certificates

Each person who becomes entitled to receive any Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation a certificate or certificates representing the number of Survivor Stock to which such person is entitled as provided herein.

3. effect of the merger

3.1 Rights, Privileges, etc.

On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Merger Sub and Bitcoin; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Merger Sub and Bitcoin on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in Merger Sub or Bitcoin, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Merger Sub and Bitcoin shall be preserved unimpaired, and all liens upon the property of Merger Sub or Bitcoin shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

3.2 Further Assurances

From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Merger Sub such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Merger Sub and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Merger Sub or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4. GENERAL

4.1 Abandonment

Notwithstanding any approval of the Merger or this Agreement by the shareholders of Merger Sub or Bitcoin or both, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written agreement of Merger Sub and Bitcoin.

4.2 Amendment

At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the board of directors of both Merger Sub and Bitcoin.

4.3 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

4.4 Counterparts

In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

4.5 Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date set forth above.

Bitcoin Shop, Inc.

Per:
Authorized Signatory

Bitcoin Shop Merger Sub, Inc.

Per:
Authorized Signatory

Appendix A

ARTICLES OF MERGER

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

BTCS INC.

Nevada Business Identification # NV20081590421

Expiration Date: April 30, 2016

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on July 27, 2015

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.